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GLOBAL NATURAL RESOURCES INC.                                      EXHIBIT 11.1
COMPUTATION OF PER SHARE EARNINGS                                  PAGE 1 OF 1
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)





                                                                          YEAR ENDED DECEMBER 31
                                                            ---------------------------------------------------
                                                               1994              1993                 1992
                                                            ----------         ----------            ----------
 Primary:
      Net Income (loss): . . . . . . . . . . . . .             ($8,253)            $4,487               ($2,846)
                                                            ==========         ==========            ==========
 Weighted average common shares:
      Outstanding  . . . . . . . . . . . . . . . .          29,660,578         28,360,697            23,593,288
      Assuming conversion of:
           Stock options, net of treasury
                shares(1)  . . . . . . . . . . . .               -                  -                    -
                                                            ----------         ----------            ----------
      Total: . . . . . . . . . . . . . . . . . . .          29,660,578         28,360,697            23,593,288
                                                            ==========         ==========            ==========
 Net Income (loss) per share:  . . . . . . . . . .              ($0.28)             $0.16                ($0.12)
                                                            ==========         ==========            ==========
 Fully-diluted:
      Net income (loss): . . . . . . . . . . . . .             ($8,253)            $4,487               ($2,846)
                                                            ==========         ==========            ==========
 Weighted average common shares:
      Outstanding  . . . . . . . . . . . . . . . .          29,660,578         28,360,697            23,593,288
      Assuming conversion of:
           Prudential's preferred stock into common
                stock January 1, 1993  . . . . . .               -              1,542,694                -
                                                            ----------         ----------            ----------
           Stock options, net of treasury
                shares(1)  . . . . . . . . . . . .               -                  -                    -
                                                            ----------         ----------            ----------
      Total: . . . . . . . . . . . . . . . . . . .          29,660,578         29,903,391            23,593,288
                                                            ==========         ==========            ==========
 Net income (loss) per share:  . . . . . . . . . .              ($0.28)             $0.15                ($0.12)
                                                            ==========         ==========            ==========


 (1) The effect of the assumed exercise of stock options on the primary and fully-diluted earnings per share calculations for the three periods ended December 31, 1994, is not significant.